Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954
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November 2, 2018

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Gardner Denver Holdings, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-228090) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the shares of Common Stock, par value $0.01 per share (“Common Stock”) of the Company. This opinion relates to the sale by the selling stockholder referred to in the Prospectus (as defined below) (the “Selling Stockholder”) of an aggregate of up to 20,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to an Underwriting Agreement, dated October 31, 2018 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and the Underwriters named therein.

We have examined the Registration Statement; the prospectus, dated October 31, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement dated October 31, 2018 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

Simpson Thacher & Bartlett LLP

Gardner Denver Holdings, Inc.	-2-	November 2, 2018

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Shares, the underwriting agreement will be the valid and legally binding obligation of each party thereto other than the Company and that the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on November 2, 2018 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP